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                                                                 Exhibit 10.2(k)
February 4, 1997

Ms. Keryn Cerbone
120-28 Prospect Street
Ridgefield, CT 06877

Dear Keryn:

This letter supersedes the offer letter sent to you on January 27, 1997. We are pleased to offer you the position of Controller with TN Technologies Inc., reporting to Michael Bogacki

We have considered the challenge and opportunity offered by working in a fast paced environment and believe you will be more than able to meet the goals of TN Technologies Inc. In accepting a position With the Company, you agree that the employment relationship between the Company and you is an at-will relationship and that the employment and compensation can be terminated, with or without cause, and with or without notice, at any time, at the option of either the Company or you.

The following confirms the specific agreements regarding your compensation if you accept this position of Controller at TN Technologies Inc

     .    Your annual salary on your start date will be $120,000.

     . When you start at TN Technologies Inc-, or when TN Technologies files an IPO, whichever comes later, and subject to approval by the Board of Directors of TN Technologies, you will receive stock options with a market value at the date of grant of $72,000- If you should terminate employment with TN Technologies Inc., voluntarily or involuntarily, prior to the actionable dates of any of the options, the amounts due to you will be forfeited.

     . You will be eligible for 16 vacation days at the completion of your first year of employment- In addition you are eligible for 2 personal days and 2 floating holidays each year.

     . You will be eligible for a merit bonus to the same extent all other TNTI employees are eligible. Such bonus is dependent upon your performance, the overall financial performance of the Company, is at the discretion of the Company's senior management, and in 1997 will be prorated based upon your tenure with the Company.

     . After completion of one year's employment with the Company, if you should be involuntarily terminated solely due to a change in the Company's senior management, you will be eligible for the following severance:

                Termination in year 2 of employment - 3 months' severance. Termination in year 3 of employment - 2 months' severance. Termination in year 4 of employment - 1 month's severance.

TN Technologies Inc. has a thirty-five (35) hour work week, Monday through Friday. The workday can be flexed between 7:00 a.m. and 7:00 p.m. The responsibilities that are associated with the Controller position are such that it may require the investment of additional time to successfully meet deadlines and demands

Keryn, we are looking forward to your joining TN Technologies Inc. and playing a key role in our continued success. Please acknowledge your acceptance by signing the copy of your offer letter and confidentiality agreement and returning to me in the enclosed envelope. If you have any questions or concerns, please give me a call.

Best Regards

/s/ Marilyn L. Fidler

                                             Accepted By: /s/ Keryn M. Cerbone
                                             Date: February 4, 1997

         cc: Greg Blaine, Mike Bogacki, G.M. O'Connell